EXHIBIT 10.1

MEMORANDUM OF AGREEMENT

     This Agreement, effective March 27, 2004, and expiring January 31, 2007, represents the joint commitment of Greyhound Lines, Inc. hereinafter referred to as the “Company,” and Amalgamated Transit Union National Local 1700, hereinafter referred to as the “Union,” to the continued growth of their relationship with the goals of superior customer service, stable employment, and the success of the business. The parties recognize that the Company continues to face enormous challenges to its long-term success. A major factor in that success will be providing passengers with cost effective, timely and efficient service. The business of the Company is customer service and the Company and the Union agree to direct their efforts so quality customer service becomes and remains the paramount consideration. The parties believe that the way to achieve success will be to continue to work together in a pro-active relationship based upon mutual gains, cooperation, open communications, flexibility, and informal resolution of issues.

     As part of their efforts to establish and maintain a constructive relationship in which the Company, the Union, and the represented employees work together to achieve joint and shared success, the parties will meet regularly, no less than biannually, separate from the meetings called for otherwise in this Agreement, to review and resolve any concerns, to plan for future developments, and to develop mutual solutions. These special meetings will be reserved for enhancement of the parties’ working relationship, not for grievances.

•	No contract language, award, adjustment, interpretation letter, practice, memorandum of understanding, or right agreed to before the effective date of this Agreement remains in effect unless expressly agreed to herein or subsequently agreed to and incorporated.

•	Written communications by and between the Company and the Union will be answered promptly in writing.

•	If the Company is sold, there will be included in the documents related to such sale a requirement that the purchaser recognize and bargain with the Union. The Company will not be a guarantor or be held liable for any breach by the purchaser.

     Whenever “he” or “his” or their related pronouns appear in this Agreement, they are used for literary purposes and include both females and males.

GENERAL

ARTICLE G-1. SENIORITY — Full-time and part-time employees, other than operators, will have their seniority measured from the hour and date of first work performed in the department to which they are assigned. Should two or more employees commence service on the same date and hour, the date and hour of the application for employment will determine the order of their seniority.

     Seniority of operators hired on or after the date of this Agreement will be determined by the scheduled completion date of the school the operators participate in, regardless of the date the operators actually complete their training or commence work. Operators graduating on the same date will have their seniority determined by a lottery mechanism mutually agreed to by the Union and Company.

     Seniority and service of employees who were in the employ of Greyhound prior to the effective date of this Agreement will remain unchanged from previous collective bargaining agreements.

     Any merger of either operator or mechanic seniority rosters must be approved by referendum vote and approved by a majority vote of those voting from the respective operator and mechanic ranks. Referendum votes will be conducted by the Union.

     Only full-time employees accrue seniority. Separate seniority rosters will be maintained for part-time and seasonal employees only for the purpose of establishing seniority among those employees. Part-time operators who become seasonal operators, and seasonal operators who become part-time operators will carry their seniority with them. Part-time and seasonal operators may not exercise their seniority to bid on runs, other than those designated for part-time and seasonal operators or as hold-downs for the extra board.

     All employees will be permitted to submit letters of intent to transfer to any department when new employees are required. Employees who have submitted a letter of intent will be given preference over outside applicants provided they are qualified either to perform the work or enter the training program offered to outside applicants.

     Employees electing to transfer will be given seniority in their new department ahead of outside applicants who start on the same date, and they will use their original service date for all benefits tied to years of service.

     Maintenance employees voluntarily transferring from one location to another will have their bidding seniority start on the first day of work at the new location. The bidding seniority will be used for bidding shifts and vacation slots at that location. They will retain but not accumulate seniority at their departing location.

ARTICLE G-2. SENIORITY RIGHTS OF UNION REPRESENTATIVES — Employees of the Company, used in the service of ATU Local 1700, national or state AFL-CIO, the Amalgamated Transit Union, or trust administration will, while in such service, retain and accumulate all seniority rights enjoyed by other employees.

ARTICLE G-3. FURLOUGH AND RECALL — Furlough and recall will be by location. Furloughed operators may elect to exercise seniority at any other location where there is a working junior operator or open position.

     Involuntarily furloughed maintenance employees may elect to exercise their seniority at any other ATU-represented location where there are vacancies. If no vacancies exist, furloughed maintenance employees may submit a letter of intent to their preferred location. Maintenance employees who fail to accept the first available vacancy at the preferred location will be removed from future consideration for transfer to that location. Maintenance employees who transfer to another location and later reject a recall to their home location will forfeit all future recall rights to their home location.

     When forces are reduced, the Company will provide affected employees and the Union seven days written notice. This notice is not required for employees displaced as a result of another employee returning from voluntary furlough. Employees will be furloughed in reverse order of their seniority and retain all seniority rights and privileges. The Company will solicit voluntary furloughs prior to any involuntary reduction-in-force. The Company will notify employees by postings at locations where opportunities exist for employees to take voluntary furlough. Employees requesting voluntary furlough must submit their request within seven days of the posting according to the instructions on the posting. Voluntary furloughs will be awarded by seniority within each location. Employees awarded voluntary furlough have the following options:

•	At the time of the furlough, specify a return date which is 30 days or more after the beginning of the furlough. The employee will be expected to return to work on this date unless the employee requests an extension or there are no junior employees at that location to displace.

•	Leave the return date open in which case normal recall procedures will apply.

     Employees on voluntary furlough may return on or after 30 days after the beginning of the furlough. Prior to their return, operators must first submit a written notice to return to work to the Driver Planning Department in Dallas 15 days prior to the date an operator wishes to return to work. Maintenance employees must submit a written request to return to work to their garage manager 15 days prior to the date they wish to return to work.

     Furloughed employees retain their seniority except mechanics hired on or after January 1, 1984, will be removed from the seniority roster after one year of furlough. Furloughed employees must maintain their current mailing address on record with the Company. The Company will recall employees in seniority order by certified or registered United States mail, return receipt requested or by telegram. A copy of such recall notice will be furnished to the Local Union. Employees receiving a notice of recall will immediately acknowledge receipt of the same by certified or registered United States mail, return receipt requested or by telegram, and will report for work on the seventh day of the recall notice, unless a different date is agreed to by the Company and employee.

     Employees having other employment, who are recalled for a period of work less than 45 days, may reject the offer without loss of seniority if sufficient employees are available to meet the Company recall needs. Furloughed employees failing to comply with these provisions will forfeit seniority rights and will no longer be considered employees of the Company.

ARTICLE G-4. LEAVES OF ABSENCE

(a) Employees on Extended Sick Leave Employees must provide medical documentation concerning their condition every 90 days. Failure to comply may result in termination of employment. The Company will notify employees in writing that their failure to provide the required medical documentation will result in their discharge. Employees on extended sick leave will cease accruing seniority after two years from the date their leave began. Such employees, upon return to active duty for a period of 60 consecutive days, will commence accruing seniority retroactive to the date of their return from extended sick leave. Employees hired after 1983 that have been on extended sick leave for five years or longer will be removed from seniority roster. The Company will advise such employees in writing that their failure to return to work will result in their discharge.

(b) Family Leave The Company agrees to adhere to the Family and Medical Leave Act of 1993 (FMLA) and its regulations for all eligible employees. Eligible employees include employees at locations with less than 50 employees.

(c) Unpaid Leave of Absence Employees may be granted an unpaid leave of absence of up to 90 days without loss of seniority. Longer leaves may be granted if they are mutually agreed to by the Company and the Union. Employees requesting leaves under this provision must submit a written request to their supervisor and will specify that the request for leave is under this provision.

(d) Union Officers and Committee Members Employees who are full-time officers of Local Union 1700, national or state AFL-CIO, the Amalgamated Transit Union or the plan administrator of a Greyhound/Local 1700 trust will be granted the necessary leave of absence to permit the performance of their duties and will continue to accumulate seniority during such leave. Employees who are full-time officers of Local Union 1700 or the plan administrator of a Greyhound/Local 1700 trust will continue to be covered by the Greyhound-ATU Health and Welfare Trust plan on the same terms as active employees. Co-payments for such health benefits will be received by the Greyhound-ATU Health and Welfare Trust by the 10th day of each month of such coverage.

     Employees who are on official Union business will be granted the necessary leaves of absence to permit the performance of their duties, provided reasonable notice, in writing, is given and the number of granted leaves does not interfere with the business of the Company. Such employees will suffer no loss of rights or benefits enjoyed by other employees by reason of their absence from duty. The Union agrees its members will not abuse the rights granted under this provision.

(e) Work Related Disability Employees on work-related disability may be required to be examined by a physician, at the request of and paid for by the Company, to substantiate such disability. Failure of employees to make themselves available for such examination, or failure to report for duty immediately after an examination which determines that an employee is fit for duty, may result in discipline up to and including termination.

     The Company will determine the availability of light duty work. If more than one light duty job is available, seniority will prevail. An employee who fails to report to light duty will be terminated.

     Employees on workers’ compensation who are not fit for regular duty but are fit for light duty must report for such duty in any position or department in which the Company offers it in the same commuting area, or, for operators, at the domicile closest to their home address, without loss of seniority. If work is not available for operators at the domicile closest to their home address, operators may choose to work at another location where light duty work is available, if agreed by the Company and the Union.

     Mechanics who are fit to work on light duty will work their regular shift at their home maintenance location. However, the Company may assign a light duty mechanic to an alternate shift if the light duty mechanic is the only mechanic assigned to his regular shift.

     Employees returning to duty status after leave of 30 days or longer may be required to pass a physical examination and drug test at Company expense.

  ARTICLE G-5. PROBATIONARY PERIOD — Employees other than operators will be given a probationary period of 90 days from the date of employment. For operators, the 90-day probationary period will commence with the date of placement on the extraboard or the day of assignment to a regular run, whichever comes first. Operators will not be allowed to bid to another location during their probationary period. Unless probationary employees are notified to the contrary within the 90-day period, it will be understood that the application for employment is approved, unless it later develops that false information materially affecting the acceptance of the application for employment was given, in which event such employee will be subject to dismissal.

     Except as stated below, the grievance procedure is applicable to probationary employees.

     The grievance procedure is not applicable to the dismissal of employees during the 90-day probationary period or the dismissal of employees for providing false information on the application for employment except that the grievance procedure will be applicable to contest whether the information on the application was false or whether the reason given for the discharge was pretextual. The probationary period for any employee may be extended by mutual agreement between the Company and the Union.

ARTICLE G-6. MANAGEMENT OF OPERATIONS — It is not the intent of this Agreement to include matters of management herein, and the Company reserves to itself the management, conduct and control of the operations of its business, including:

•	The determination of the type, kind, make and size of equipment and when, how and where such equipment will be used;

•	The number and qualifications of employees employed by it and their standards of conduct;

•	The route and run structure, including additions, eliminations and changes to existing routes and runs;

•	The assignment of work to the extent not specified herein;

•	Except as otherwise limited under this Agreement, the use of leased operations, joint ventures, independent contractors and franchised operations;

•	The prescribing of reasonable rules, instructions and regulations for the safe, proper and effective conduct of its business in a competitive environment not inconsistent with the terms of this Agreement.

     The term “reasonable” will have its commonly understood meaning as any rule that is reasonably related to a legitimate objective of management and not the meaning ascribed to it in any arbitration prior to this Agreement.

ARTICLE G-7. DISCIPLINE — Employees will neither be disciplined nor will entries be made against their records without just cause. Use of the term “just cause” in lieu of “sufficient cause” herein is not intended to and will not be interpreted to raise the standard for discipline historically applied under Article G-7. Just cause includes violation of Company rules, regulations and instructions not inconsistent with this Agreement. When discipline is issued, employees will be given written notice specifying the charges and penalty by hand delivery with signed acknowledgement of receipt or U.S. Mail postmarked within contractual time limits. Notification will be furnished to the appropriate assistant business agent and the designated shop steward of the Union.

     When disciplining employees, complaints, discipline or records which have been brought to the attention of the Company 24 months prior to the incident will not be used to determine guilt or penalty. This provision will not apply to safety-related activities, including speeding violations, chargeable accidents (only preventable accidents will be charged against a driver’s record), damage to property, personal injury, use of alcohol or illegal substances.

     Customer complaints are a serious matter and operators are expected to treat customers with courtesy so as to avoid complaints. Complaints will be discussed with operators as soon as practicable so corrective action can be taken. A complaint made in writing or in person identifying the customer, operator, date of the incident, and details of the conduct complained of may be the basis for discipline up to and including discharge. The complaining customer may appear at the third step hearing either telephonically or in person. If the complainant fails to testify at a third step hearing, the complainant is prohibited from appearing at arbitration. If the complainant appears at the third step hearing, the Union agrees to allow the complainant to testify at the arbitration hearing by telephone, live, or in the form of a pre-arbitration deposition. The same procedures regarding appearing at step three hearings and arbitrations will apply to complaining parties other than customers with the exception of supervisory personnel and regulatory authorities acting in their official capacity.

          Except in the case of DOT log violations, discipline must be taken within 20 days after the Company’s knowledge of the incident or in cases of dishonesty or substance abuse, within 20 days after completion of the investigation. In the case of DOT log violations, the Company must issue discipline within 40 days from receipt of such logs at the operator’s home domicile. Discipline based on mystery rider reports or statements from commission agents must be issued within 30 days of the incident, not the date it was reported to the Company.

ARTICLE G-8. GRIEVANCE PROCEDURE

(a) Grievance All differences, disputes, suspensions, and discipline cases hereinafter collectively referred to as “grievances” between the parties arising out of this Agreement will be handled in the manner set forth below. All days referred to within this provision will mean calendar days.

     Step 1. Employees covered by this Agreement who have a complaint under this Agreement will, when possible, discuss the complaint with their supervisor within 15 days from the date of the occurrence in an effort to resolve the complaint without resort to the formal grievance procedure. This Step 1 procedure will not extend the Step 2 time limits to file a written grievance. Final disposition at this step is non-precedent setting and may not be relied upon by the Union or the Company in any arbitration hearing for any purpose.

     Step 2. Failing resolution at Step 1, an employee or Union grievance may be presented in writing by the employee, union shop steward, or ABA to the employee’s supervisor which must be within 30 days from the date of the occurrence of the incident upon which the grievance is based or within 30 days from the date a pay claim denial is received. Discharge grievances must be initially filed at Step 2.

     Within 15 days after receipt of the written grievance, the employee’s supervisor must respond with a written decision on the grievance to the appropriate vice president/assistant business agent. The Company will also forward a copy of its written decision to the grievant and the appropriate steward. Final disposition at this step is non-precedent setting and may not be relied upon by the Union or the Company in any arbitration hearing for any purpose.

     Step 3. Failing satisfactory disposition of such grievance at Step 2, within 15 days of the receipt of the supervisor’s written response, the grievance may be appealed in writing by the union president or his designee to the appropriately designated Company representative. Within 15 days after the receipt of this appeal, a Step 3 conference will be held at the home location of the employee, unless otherwise agreed between the parties. Within 15 days of the conference, the Company representative must respond with a written decision to the appropriate vice president/assistant business agent. The Company will also forward a copy of its written decision to the grievant and the appropriate steward. Final disposition at this step is non-precedent setting and may not be relied upon by the Union or the Company in any arbitration hearing for any purpose.

(b)	Arbitration

1. In the event a grievance is not resolved at Step 3, the grievance may be referred in writing to arbitration by the union president or his designee within 45 days after the Union’s next regularly scheduled executive board meeting not to exceed 135 days from the date the Step 3 decision is rendered. The issue to be arbitrated must be clearly stated.

2. All contract interpretation and discipline grievances not involving discharge will be handled under an expedited procedure as follows:

a. Expedited arbitration sessions will be conducted twice a year in each of the Union’s six regions in mutually agreed upon cities. Additional arbitration sessions may be held by mutual agreement of the parties.

All pending grievances that have been referred to arbitration in the respective union regions will be heard at the next expedited arbitration session.

b. Three permanent panels consisting of five arbitrators mutually agreed to by the parties will be established for the Eastern Area (Union Regions 1 and 2), the Central Area (Union Regions 3 and 4) and the Western Region (Union Regions 5 and 6). Subject to their availability, arbitrators will be assigned in the order of their selection through an agreed upon lottery process. In the event that an arbitrator is not available within the calendar month of the time he is selected to serve, the grievance will be handled by the next available arbitrator in the order assigned through the lottery process. Each arbitrator will preside over a full session. Either party may exercise its right to remove one arbitrator from each of the three permanent panels on March 1, 2005, and again on March 1, 2006. Additionally, the Parties may mutually agree to remove an arbitrator from a permanent panel at any time. The Parties will agree to a replacement for each removed arbitrator within 30 calendar days of the arbitrator’s removal.

c. The arbitrator will issue a letter award within seven days of the hearing.

d. Either party may arrange for a transcript to be prepared of the arbitration at its own expense. Any such transcript may not be used in any grievance or arbitration procedure under this Agreement.

e. No post-hearing briefs will be allowed.

f. Telephonic witnesses will be allowed. Either party may have a representative present with the telephonic witness during his or her testimony.

g. All awards issued through this expedited arbitration procedure will be non-precedential.

3. Cases will be moved from the expedited arbitration procedure to the formal arbitration procedure described below under the following conditions:

a. Discipline cases by mutual agreement of the parties.

b. Discipline cases involving a suspension of six days or more at the request of either party.

c. Contract interpretation cases upon request by either party.

4. Except as provided below, all discharge grievance arbitrations will be administered by the American Arbitration Association (AAA) and conducted under its labor arbitration rules. All arbitrators will be selected from those admitted to the National Academy of Arbitrators.

a. A discharge grievance may be handled through the expedited arbitration procedure set forth above by mutual agreement of the parties,

5. Arbitration awards are final and binding on the parties.

6. The compensation of the arbitrator and any administrative costs will be shared equally. Each party will pay its own expenses.

(c) Grievance Pay Claims A disputed pay claim, paid by grievance settlement, will be paid in the employee’s next available regular paycheck. The Company will notify the Union monthly of all paid grievance claims.

ARTICLE G-9. CHECK-OFF — The Company agrees to check-off and remit to the financial secretary or president of the Union, at least every two weeks, all dues, initiation fees, regular assessments and authorized voluntary contributions from the pay of each employee who is a member, fee payer or financial core member who has authorized the Company to make such deductions. Request for the check off of assessments must be signed by either the financial secretary or president of the Union.

ARTICLE G-10. BULLETIN BOARD — The Union will be allocated bulletin boards on Company property where notices pertaining to meetings and other union business, social events, and other proper matters are permitted. Such notices must be on Union letterhead, dated, and signed by an accredited Union representative. Notices not complying may be removed.

     Copies of all bulletins relating to employees covered by this Agreement will be promptly furnished to a properly accredited officer of the Union.

ARTICLE G-11. DISABLED AND FURLOUGHED — When new employees are required by the Company, disabled employees and employees who have been furloughed due to lack of work and who are applicants for employment will be given preference in employment over new outside applicants if qualified to perform the available work. The Company has no obligation to notify such employees of any such vacancies.

ARTICLE G-12. BAIL BONDS — Employees incarcerated because of their actions while engaged in the performance of their assigned duties with the Company, and acting within the scope of such duties, will promptly be furnished bond by the Company, when such is required.

     Employees will have the legal assistance of the Company in any legal proceedings brought against them and the Company, provided the employees acted within the scope and course of their employment. Additionally, the Company will provide legal assistance to employees who are sued as a result of acting within the scope and course of employment.

ARTICLE G-13. CONTRAVENTION OF LAWS — It is understood and agreed that the provisions of this Agreement are subordinate to any present or subsequent federal, state, or municipal law or regulation, including family leave and military leave, to the extent that any portion hereof is in conflict therewith, and nothing herein will require the Company to do anything inconsistent with the orders or regulations of any competent government authority having jurisdiction to issue the same. Because of the parties’ joint commitment to safety, nothing in this Agreement or in the parties’ practices will preclude the Company from complying with findings and recommendations of any governmental safety agency with 14 days prior notice to the Union. Upon request, the parties will meet and confer on such findings and recommendations. Except in the case of emergency, the Company will make no changes pursuant to such findings and recommendations before 14 days, but in no event is the Company precluded from making any such changes after having given the Union 14 days notice if the Company was available to meet and confer during that period.

ARTICLE G-14. NO STRIKE/LOCKOUT — The parties having provided for the final disposition of all disputes, differences and grievances which may arise between them under this Agreement, the Union agrees that it will not, nor will the employees, members of the Union, participate in any strike, slow down, work stoppage, or interruption of service for any purpose or reason whatsoever, nor will there be any interference with the free right of employees or passengers to enter or leave the Company’s property unmolested. The Company agrees that it will not lock out its employees under any circumstances during the life of this Agreement. This no strike/no lockout commitment remains in full force and effect for the entire term of this Agreement and the parties waive their rights to engage in such actions to support any mid-term bargaining position.

     If another union recognized by the Company establishes a legal picket line at a Company terminal, garage, or other facility, the employees covered by this Agreement are permitted to honor such a legal picket line only at the facility where work of the other union local is or was being performed during a regular shift.

     If a union representing employees at a terminal operated by another company or by a commission agent establishes a legal picket line at a terminal, employees covered by this Agreement will be permitted to honor such a legal picket line, but only at the terminal where work of the other union local is or was being performed during a regular shift. In all such instances, operators involved may be required to drive their bus up to the picket line.

     The exceptions to the no strike clause set forth above will be strictly construed.

ARTICLE G-15. RECOGNITION OF THE UNION — The Company recognizes the Union as the duly designated, sole and exclusive collective bargaining representative for its operators and for maintenance employees not otherwise represented by the International Association of Machinists and Aerospace Workers. Supervisory employees with the power to hire or fire or with the power effectively to recommend hiring or firing, managerial employees and confidential secretaries are excluded from this provision. It is expressly agreed that this Agreement does not cover terminals which may be operated by the Company or the service islands that may be associated with some terminals.

ARTICLE G-16. COURT INQUEST AND INVESTIGATION — Employees who witness but are not involved in an accident while on duty and, as a result, are required to make a report of the accident to the Company and who are later required to attend court or an inquest by subpoena, or employees who at the direction of the Company are required to attend court, an inquest or an investigation called by the Company attorney, or employees who are subpoenaed and are required to attend court or an inquest as a result of an action arising out of carrying out the specific orders of the Company, will be paid eight hours per day at their regular rate. Regular operators will receive the greater of eight hours or their missed regular run pay. The hours compensated will not be less than the amount of actual time lost plus reimbursement for any expenses incurred while making such appearance. Employees will not be required to report for duty for any portion of the day when the appearance occurs during their shift. Employees not able to obtain reasonable rest before the start of their shift will not be required to report for work on such shift. Operators returning from making an appearance on a date when their regular run is out of town may position themselves to pick up their run at the layover point, if possible. Operators who elect not to position themselves will not receive guaranteed earnings for that day.

     When such service is required of employees on their regular assigned days off, or on vacation, employees will be paid at one and one half times their regular rate for hours so used with a minimum of eight hours.

     The hourly rate for operators for this provision is their driving rate.

ARTICLE G-17. CREDIT UNION — The Company agrees to permit biweekly credit union deductions from payroll for one certified credit union for each employee. Signed authorizations for deductions are to be in the same amount each payroll period, and requested changes in such amount for the certified credit union will be made only at the beginning of a calendar month. The Company has no obligation to establish a credit union.

ARTICLE G-18. SAFETY

(a) Employees Injured on Duty Employees injured on the job will be paid in full for the day of the accident provided the attending physician advises an employee not to return to work for the balance of the day. If able to work, employees must return to their duties. Employees failing to do so will not be paid for the hours not worked. -Employees requiring further medical treatment as a direct result of said accident will not lose time while receiving treatment, provided the treatment requires only a nominal amount of time. Maintenance employees requiring further treatment during working hours will be reimbursed for the cost of Company approved transportation to and from the garage plus time lost for treatments.

(b) Medical Examination Physical examinations required as a condition of continued employment must be performed by a physician selected by the Company and paid for in full by the Company, except as provided for in the appropriate leave of absence clauses. Initial examinations will be paid by the applicant for employment and reimbursed after the employee commences to accrue seniority.

     When the Company requires employees to take examinations not required by the rules or regulations of the Department of Transportation or other regulatory body, employees affected will be paid for their time. The provisions of this paragraph do not apply to employees who have physical disqualifications determined in accordance with the first paragraph of this section, conditions requiring physician-required medical re-checks, absences covered by workers’ compensation, long-term illnesses, or disabilities.

     Employees who refuse to submit to a medical examination when instructed to do so by the Company are subject to termination. Employees who fail medical examinations by a competent medical authority approved by the Company may be disqualified for service. The disqualified employee or the Union may within 45 days after such examination, provide the Company with the written opinion of a physician selected and paid for by the employee. In the event the physician selected by the employee disagrees with the opinion rendered by the Company-approved physician, the Company and Union may meet within 45 days and select a third physician acceptable to both parties. This same procedure will be applied to employees returning from sick leave who fail to pass their return-to-work or DOT physical. The third physician will examine the employee and render an opinion binding on the parties. If the third physician determines the employee suffers a condition correctable by treatment which is not otherwise disqualifying under the DOT regulations, the employee may continue working. If able to work, the employee will be permitted to return to work upon certification of fitness by the third physician. Expenses of the third physician will be borne equally by the Company and the employee.

     Employees separated from service because of physical disability will be returned to their proper places if and when the cause of disability is removed.

     Employees required by the Company to travel to take a medical exam will be reimbursed for their travel expenses.

(c) Safe Maintenance of Equipment and Machinery The Company agrees to maintain all equipment and machinery in a safe and sanitary condition at all times.

     Supervisors will not require operators to operate a motor coach that fails to comply with FMCSR 392.7 (Equipment, Inspection, and Use) and FMCSR 392.8 (Emergency Equipment, Inspection, and Use). The Company is responsible for any fines, tickets or court costs, in relation to faulty equipment that the Company has directed to be utilized.

     Employees who intentionally and negligently damage or cause damage or disablement to any safety device may be terminated.

     The Company may provide awards for safety and service.

ARTICLE G-19. WORK PROHIBITION, SUPERVISORY EMPLOYEES — Supervisory employees are not permitted to do any work performed by employees covered by this Agreement, with the exception that supervisory employees may perform such work, up to a maximum of 16 hours per month, for the purpose of understanding the dynamics of the work or where there are no employees available and customer needs require that the work be performed. In the latter case only, if employees were available and fit to perform the work, they will be paid as if they had performed the work.

ARTICLE G-20. SUPERVISORY SENIORITY — Represented employees who accept supervisory positions with the Company retain but do not accumulate seniority during the first 12 months in such positions, and suffer no loss of seniority if they return to the bargaining unit within that time.

     Employees in supervisory positions who desire to return to contract positions must do so under the provisions applicable to those employees on indefinite leave with a 15-day notice to the Company and the Union. Employees may only exercise their right to retain their bargaining unit seniority when accepting a supervisory position on one occasion. Employees who choose to return to supervision a second time immediately forfeit their bargaining unit seniority.

          Supervisors who accepted supervisory positions prior to the effective date of this Agreement will be allowed to continue to retain their seniority during the first 24 months in their position.

ARTICLE G-21. EMBLEMS — Union members are permitted to wear the emblem of the Union. Emblems will be of a size and shape so as not to detract from the uniform.

     An appropriate decal jointly agreed upon by the Company and the Union which integrates the separate emblems of the Company and the Union may be placed on all Company-owned coaches operated by members of the Union, and on all coaches operated by members of the Union that are leased by the Company on a lease of 120 days or more. The decal will be placed where designated by the Company and in full view of the traveling public. The Company and the Union will jointly share the cost of developing such decals.

ARTICLE G-22. NON-DISCRIMINATION — There will be no discrimination in hiring, promotion, or other aspects of employment because of race, creed, color, religion, national origin, age, sex, or disability. No employee will be discriminated against because of affiliation with or activity in the Union.

ARTICLE G-23. PART-TIME/SEASONAL DEFINED — Except as provided in Article B-3, part-time and seasonal employees, as defined below, will not receive the benefits covered in this Agreement. Part-time employees and seasonal operators are hired to work less than 1,500 paid hours per calendar year. Seasonal operators are operators hired to work only during the summer season (May 15 - September 15) and/or for the following specific peak periods: Memorial Day, Thanksgiving, Christmas and Easter. Part-time and seasonal operators may not exceed 10 percent of the full-time operator workforce.

ARTICLE G-24. REIMBURSEMENT — All moneys spent by employees, which are chargeable to the Company, will be reimbursed immediately.

ARTICLE G-25. NOTICE OF REPRESENTATIVES — The Union agrees to notify the Company in writing of the names and addresses of its respective, duly accredited representatives and committees immediately upon their election or appointment to such office.

ARTICLE G-26. NOTIFICATION OF PERSONNEL ACTIONS — The Company agrees to promptly furnish the properly accredited officer of the Union with a copy of forms prepared covering the employment, classification, resignation, transfer and leaves of absence of each employee who is covered by the terms of this Agreement.

ARTICLE G-27. PROMOTIONS — Equal consideration will be given to employees when making promotions.

ARTICLE G-28. UNION SECURITY — To the extent permitted by law, all full-time, part-time and seasonal employees covered by any portion of this Agreement must become and remain members of the Union not later than the 31st day following completion of their probationary period, or the date of this Agreement, as a condition of their continued employment with the Company. Initiation fees for part-time and seasonal employees will not be more than $50 and monthly dues will be one and one-half times their hourly rate of pay. Seasonal employees will be offered withdrawal cards during offseasons, which will entitle them to discontinue paying monthly dues for up to 12 consecutive months so long as they do not work for the Company during off-season time and to commence working for the Company thereafter without paying back dues for that period or a new initiation fee.

ARTICLE G-29. SUBCONTRACTING — The Company reserves the right to subcontract no more than five percent of its mileage in any one year and the right to subcontract for service on routes abandoned for more than one year as of the date of this Agreement. The Company agrees that no more than 10 percent of its mileage, measured from the annual mileage driven in 1997, will be subcontracted during the term of this Agreement. Notwithstanding any other language in this Agreement, upon notice to the Union, the Company has the right to subcontract service work, parts room work, and truck driving work.

BENEFITS

ARTICLE B-1. BEREAVEMENT LEAVE — In the event of a death in the immediate family the employee will be entitled to one three-day paid bereavement leave in each calendar year to attend the funeral. Employees will receive their leave rate (as defined in Leave Rate) for each day of leave except regular operators will receive missed earnings. Employee’s immediate family is defined as their spouse, son, daughter, sibling, parent, current father-in-law, and current mother-in-law. Employees who fail to attend the funeral will be ineligible for benefits.

ARTICLE B-2. EMPLOYEE ASSISTANCE PROGRAM — The Company will provide an employee assistance program to employees covered by this Agreement on the same basis as other employees of the Company.

ARTICLE B-3. 401(K) PLAN — With the plan year beginning January 1, 1999, the Company will make a contribution of 50 cents, in cash or stock, for each dollar contributed of the first five percent of an eligible employee’s pay. Prior to the Company selecting cash or stock, it agrees to meet and confer with the Union. Additional matching contributions of Company stock may be made at the discretion of the Company’s Board of Directors. Company matching contributions will be made no later than June 30th of the year following the year for which contributions are being matched; the stock contributed will be valued as of the date the matching contribution is made. Employees who work 1,000 hours or more in a calendar year are eligible for Company matching contributions in the 401(k) Plan. Company matching contributions vest after an employee has completed three years of actual service with the Company. The Company will bear the administrative costs associated with the 401(k) Plan, retain the right to choose the plan administrator and exercise all shareholder rights with respect to such stock. The Company retains the right to distribute the portion of a participant’s account held in the Company stock fund in the form of stock.

ARTICLE B-4. HEALTH AND WELFARE — All full-time employees who have completed their probationary period and meet the eligibility criteria set forth by the Trustees of the Greyhound Lines, mc./Amalgamated Transit Union Health and Welfare Trust (“the Plan”) shall be eligible for benefits provided by the Plan. Health benefits provided by the Plan will be funded by monthly contributions from the Company and participants.

(a) Maximum Monthly Contributions. Effective July 1, 2004, the Company and each participating employee shall be required to make the monthly contributions at the levels set forth in Exhibit 1 attached hereto depending upon the coverage each participant selects. The Company’s contributions shall be on a per participant basis. Exhibit 1 sets forth the Company’s Maximum Monthly Contributions for the life of this Agreement and the employee contributions for the period commencing July I, 2004 and ending December 31, 2004. Employee participant contribution levels after December 31,2004, shall be determined in accordance with Section (c) below.

(b) Maximum Total Contribution. The Company’s Maximum Total Contribution to the Plan shall not exceed $41,594,036 over the life of this Agreement.

(c) Level of Benefits and Contributions. The levels of contributions that are set forth in Exhibit 1 have been calculated to result in a Company contribution percentage of 64 percent based on reasonable actuarial assumptions regarding the range of coverage elections that may be selected by participants and the premiums that are likely to be collected as a result. Prior to the end of each calendar year during which this Agreement is in effect, the Trustees of the Plan shall determine the levels of employee premiums for the various coverage options and the required Company contributions for the forthcoming calendar year, based upon reasonable actuarial assumptions and the Plan’s experience during the prior calendar year. In determining the contributions, the Trustees shall preserve the 64 percent Company contribution; provided, however, that the Company’s Maximum Monthly Contribution set forth in Exhibit 1 shall not be exceeded, and provided further that in no event may the Company’s Maximum Total Contribution set forth in Section (b) of this Article B-4 be exceeded during the life of this Agreement. In the event the Trustees of the Plan determine that premiums may be lowered to fund the Plan benefits, both the employees and the Company shall share in the lowered premiums in a manner that maintains the 64 percent Company contribution. The level of benefits set forth in Exhibit 1 shall remain constant through December 31, 2004, and the Trustees will use their best efforts to maintain this level of benefits during the life of this Agreement, In the event the Plan’s actuaries determine that the Company’s Maximum Monthly Contributions provided for in Exhibit 1 are insufficient to fund the level of benefits provided under the Plan after December 31, 2004, the Trustees shall either (i) reduce the level of benefits, or (ii) increase the employee contributions, to maintain the financial integrity of the Plan. Notwithstanding any other provision in this Agreement, the Trustees shall have no authority to increase the Company’s Maximum Total Contribution to the Plan set forth in Section (b) of this Article B-4.

(d) Waiver of Health Care Coverage. Employees who elect to opt out of health care coverage provided for under this Article B-4 shall be entitled to an annual lump sum payment of $500 payable within forty-five (45) days following the effective date of their Waiver of Coverage. An employee’s Waiver of Coverage shall be effective for a period of one year, or the remainder of the applicable Plan year, whichever is shorter. Employees hired during a Plan year may elect to waive coverage once they become eligible for benefits and receive a pro rata share of the $500 Waiver of Coverage payment based on the number of months remaining in the Plan year; provided, however, that the full $500 amount will be paid to an employee who waives coverage for calendar year 2004 if the employee was a full-time employee who had completed his or her probationary period by January 1, 2004. An employee who executes a Waiver of Coverage for a Plan year shall only be permitted to revoke the Waiver prior to the end of the Plan year if (i) there is a change of circumstances or status involving loss of other health plan coverage, a change in marital status, a change in the number of dependents, a change in employment status or certain other factors that would meet the Internal Revenue Service criteria for permissible mid-year election changes in a cafeteria plan; and (ii) the employee first repays a pro rate share of the $500 Waiver of Coverage payment based on the number of months remaining in the Plan year.

(e) Dental, Vision, and Other Supplemental Coverage. Full-time, non probationary employees may elect to receive dental coverage, vision coverage, and/or any other supplemental group insurance or fringe benefits provided through the Plan. The cost of any such dental coverage, supplemental group insurance, or fringe benefit shall be borne entirely by the participant electing the coverage.

(f) COBRA Coverage. Any participant receiving benefits pursuant to COBRA shall pay 102 percent of the total cost of such coverage. The Company shall not be required to pay any portion of a participant’s COBRA coverage. Further, participants shall pay 100 percent of the cost of any Direct Pay or Reimbursement Account benefits, and the Company shall not be required to pay for any portion of such benefits.

(g) Transition. Notwithstanding the foregoing, for the period ending June 30, 2004, the Company will make Plan contributions pursuant to Article B-4 of the 1998 Agreement.

ARTICLE B-5. HOLIDAY PAY — There will be eight recognized holidays: New Year’s Day, Martin Luther King’s Day, Friday before Easter, Memorial Day, Fourth of July, Labor Day, Thanksgiving and Christmas. Employees’ holiday pay will be at their leave rate. In order to receive holiday pay, employees must work a full shift on the last scheduled work day prior to the holiday; the holiday if they are scheduled to work the holiday; and the first scheduled work day immediately after the holiday, unless an active employee has been properly excused for leave without pay on such day(s). Approval of such leave must be requested in writing and, if granted, granted in writing.

     Holiday pay is intended to ensure that all employees, whether they work on the holiday or not, receive an additional day’s pay for each holiday, provided all such employees who are not available as required by this Agreement will not receive holiday pay.

     Employees must have a minimum of 90 days service to qualify for holiday pay.

ARTICLE B-6. JURY DUTY — The Company will pay operators on jury duty the difference between missed earnings for regular operators or the leave rate (as defined in Leave Rate) for extraboard operators and the daily amount paid for such jury duty. Operators returning from jury duty on a date when their regular run is out of town may position themselves to pick up their run at the layover point if possible. However, if they elect not to position themselves, earnings guarantee will not apply for that day.

     Maintenance employees on jury duty will be allowed the difference between their leave rate and the daily amount paid for such jury duty.

ARTICLE B-7. LEAVE RATE — Unless otherwise specified, the leave rate for operators will be calculated as 1/6 of 1/52 of their earnings during the previous 12 calendar months. Any operator off for 30 consecutive days or more without pay because of illness, workers’ compensation injury, furlough, or any new operator with less than one year of service will have their leave rate calculated on a prorated basis, based only on actual weeks worked in the previous 12 calendar months.

     Missed earnings will mean the amount of earnings that an employee would have normally earned on a regularly scheduled work day. Employees are not entitled to missed earnings for any scheduled day off.

     The leave rate for maintenance employees is calculated as eight hours’ pay at the applicable hourly rate.

ARTICLE B-8. PASSES — Employees passing their probationary period will be granted an annual pass to be used in accordance with Company policy.

ARTICLE B-9. RETIREMENT PLAN — The Company and the Union agree to continue the existing Greyhound Lines, Inc./Amalgamated Transit Union National Local 1700 Retirement and Disability Plan hereinafter referred to as “Plan” subject to the following modifications: (1) In the event the Plan actuary notifies the Plan Trustees on or before November 1 of any plan year that a contribution to the Plan is likely to be required for the succeeding plan year (e.g., by reason of an expected change in actuarial assumptions or methods or otherwise) hereinafter referred to as the “Notice,” the parties will meet to negotiate a method of avoiding such required contribution, but upon the failure of the parties on or before the December 8 following receipt of the Notice to agree upon a method to avoid such contribution, all future benefit accruals under the Plan will be frozen effective December 31 of the year of the Notice; (2) if, after the Plan has been frozen, any subsequent annual actuarial valuation by me Plan’s actuary reports that the market value of the assets of the Plan exceed 115 percent of the actuarial present value of accumulated plan benefits, the parties agree to negotiate retroactive benefit increase(s), in accordance with the pre-freeze benefit formulas, for those participants whose future benefit accruals were frozen as a result of (1) above, but in no event will such benefit increase(s) cause the market value of the assets of the Plan to be less than 115 percent of the actuarial present value of accumulated Plan benefits, determined after the benefit increase(s) described above.

ARTICLE B-10. RETIREMENT (EARLY) LEAVE OF ABSENCE (RLOA) — Operators in the Greyhound Lines, Inc./Amalgamated Transit Union National Local 1700 Retirement and Disability Plan (other than highly compensated employees as defined by law) will be allowed to take a RLOA prior to age 55 and retire without penalty at age 55. Years of service and average earnings will be frozen at the time the RLOA is granted. Operators will not be subject to recall, but will be allowed to return to work one time only before age 55 providing they meet all applicable requirements at the time. At age 55 operators must return to work or retire. Operators returning to work will not be credited with years of service during the RLOA but will resume the accumulation of years of service upon the date of return. Operators taking RLOA are not eligible for health and welfare benefits except under COBRA and other applicable laws.

     Forty operators per year, selected on a seniority basis, will be offered an opportunity to elect RLOA. No more than five percent of the operators at any location are eligible for RLOA and locations with fewer than 25 operators are limited to one driver taking RLOA.

ARTICLE B-11. SICK LEAVE — After one year of service, employees are eligible for paid sick leave for days missed in cases of non-work-related injury and illness, not to exceed six days per year, subject to the following exclusions:

1.	Sick leave claims are limited to those days excluded from coverage and not eligible for retroactive coverage by state workers’ compensation law.

2.	No employee will receive sick leave payments for the first three consecutive days, whether or not work days, except if an employee is hospitalized during the three-day waiting period, sick leave benefits commence as of the first day of hospitalization.

3.	Employees are not entitled to sick leave benefits for any time lost by reason of sickness while on vacation.

Sick leave for extraboard operators will be paid at the leave rate as follows:

1.	The first three days will not be paid and will be considered a waiting period.

2.	The next six days will be paid.

3.	The seventh day is a day off and will not be paid.

4.	Thereafter six days will be paid followed by one unpaid day.

     Regular operators will be paid missed earnings less the three-day waiting period. Sick leave for maintenance employees will be missed earnings for regular hours after the three-day waiting period.

     Employees may accumulate unused sick leave from year to year. Accumulated sick leave may be used only for a period of sickness exceeding 10 consecutive days, but will be paid in accordance with the above, retroactive to the fourth day of such sickness.

     In order to receive sick leave benefits, employees must submit medical evidence of their illness from a licensed medical doctor or other satisfactory evidence on forms provided by the Company. The expense of this medical evidence will not be borne by the Company. At its option, the Company may require a special examination of an employee by a designated doctor paid for by the Company. Employees will notify their supervisor of absences on account of sickness as soon as possible. An application for sick leave benefits will be made within five days after return to work.

ARTICLE B-12. VACATIONS — Vacations are earned and granted in the following manner:

•	Employees who complete one year but less than 11 years of continuous employment will be granted two weeks’ paid vacation.

•	Employees who complete 11 years but less than 21 years of continuous employment will be granted three weeks’ paid vacation.

•	Employees who complete 21 or more years of continuous employment will be granted four weeks paid vacation.

     Employees will be paid their leave rate for each day of paid vacation except regular operators will be paid missed earnings (as defined in Leave Rate). Each week of vacation for extraboard operators includes six days of paid leave and one day of unpaid leave.

     Employees with less than 21 years of service are allowed to bank one week of vacation each year up to a maximum of 30 days. Employees with 21 or more years of service may bank two weeks of vacation each year up to a maximum of 60 days. Mechanics will bank five paid days per week and drivers six paid days per week of vacation. All remaining vacation must be bid and taken in the year earned. Banked vacation can then be sold, taken as extra week(s) of bid vacation, or taken as personal time off one day at a time (VPTO) subject to Company approval, provided 24 hours advance notice is given.

     When selling vacation days or taking VPTO, employees will be paid the leave rate as defined in the Leave Rate provision for each day sold or taken as VPTO.

     Employees wishing to take VPTO because of illness must comply with the provisions governing sick leave, e.g., three-day waiting period, medical evidence, and so forth.

     The annual posting date of vacations will be during November and December, with vacations to be taken the following calendar year. The Company will designate periods when vacation must be taken and will post at each location a list showing same and the number of employees who can take vacations during the same period. Employees will bid on vacation periods in accordance with their seniority. Employees may, in bidding on vacation dates, divide vacation in units of weeks. Employees will bid their vacation at vacation bidding time regardless of their anniversary date. Employees who are inactive at the time their bid is due must contact a supervisor to submit their bid which will be placed on the vacation bid sheet by the supervisor. Employees must elect to bank vacation by October 15th of each year for the next calendar year.

     In the event of death of an employee, his beneficiary will receive any vacation benefits due him at the time of his death. Employees leaving the service of the Company will be paid for all earned and unused vacation or days. Earned and unused vacation will be paid for at the leave rate as defined in the Leave Rate provision.

     To the extent allowed by law, employees leaving the service of the Company will be charged, and appropriate amounts will be taken out of any moneys due the employee, for the number of days vacation not earned for which they have been paid.

     Operators who move from one location to another will carry their scheduled vacation time with them to their new location. Non-operators who change their locations will retain any previously scheduled vacation times only to the extent practicable, as determined by the Company.

     Vacations for non-operators commences the day after their scheduled day off. Operators will start their vacations on Monday unless they are on a run where they are away from their home location on Monday; in which event, they will start their vacation on either the commencement or after completion of their run. Regular run operators whose run is away from home on the first day following their vacation will be allowed one of the following options:

•	Use one day of VPTO at the end of their vacation (black-out dates and Company approval will be waived in these instances).

•	Position themselves at the away-from-home location to pull their run.

•	Pull their regular run on the last day of vacation with no loss of vacation pay.

Regular operators must notify their supervisor prior to the posting of the hold-down which option, if any, they elect.

     Employees who have a leave rate of $50 or less may request to sell all of their vacation and continue working through their scheduled vacation period.

     Maintenance vacation weeks becoming open or available during the months of June, July, August and the last two weeks of December (prime weeks) will be rebid. For maintenance employees, such prime weeks of vacation vacated by the successful bidder will be rebid.

OPERATORS

ARTICLE O-1. BIDDING

(a) Displaced Operators Operators displaced by senior operators, or who for any reason are deprived of their assignment through no fault of their own, must displace a junior operator on a regular run at their home location or place themselves on their home extraboard. Operators must displace a junior operator within 48 hours of the time they have been advised that their run has been canceled, materially changed, or they have been displaced; not when the change takes place. Operators on sick leave or off for other approved cause will be notified of their displacement upon their return.

     Operators exercising their right to displace another operator are required to give at least 12 hours notice to the Company prior to the departure from their home terminal. Notification will be attempted first by telephone. If the operators cannot be contacted by telephone, a VRU message will be left.

     Displaced operators upon completion of their last assignment, with proper notice, may displace any junior operator at their home location. The displacement is effective on the first outbound trip after proper notice is given as described above.

(b) Extraboard Positions The Company will determine the number of extraboard positions at each location. Should extraboard positions be posted between general bids, all active extraboard operators will be eligible to bid on such positions. Assignments will be by seniority from among those who bid except inactive operators will be awarded positions at the location they last worked ahead of active operators from another location. Operators will be responsible to be aware of such postings and the Company is not obligated to notify operators of any such postings. Operators must sign such bid in person and be available on the effective date. Successful bidders for the posting of extraboard positions under this provision waive the seven-day recall language.

(c) Hardship Transfer Operators may request a transfer to a new location if their continued work at their home location creates a hardship. Hardship transfers are subject to Company and Union approval. Operators granted a hardship transfer forfeit all hold-down bidding and displacement rights for the duration of the current bid at their new location.

(d) Hold-Downs and Vacancies New runs and vacancies between general bids will be posted as hold-downs at the extraboard location covering the work. Hold-downs will be subject to bid by all operators on the extraboard at the location and will be awarded to the senior extraboard operator bidding. Hold-downs consist of new runs, permanent vacancies or temporary vacancies due to vacations or other leaves.

     The successful bidder of a hold-down posted because of a new run or because the regular operator vacated the run permanently, either voluntarily or due to resignation, retirement, or death will be considered the regular operator for the duration of the bid and will be subject to all rules of a regular operator, including displacement

     Temporary vacancies will be posted only when there are five or more known working days included in the hold-down posting. Operators may elect to utilize any scheduled days off immediately at the end of the hold-down as if they were their regular days off.

     Hold-downs will be posted each week on Wednesday, Thursday, or Friday and awarded the following Thursday at 3:00 p.m. local time (six to nine days later). The regular runs of operators booking off sick or on Worker’s Compensation Wednesday through the following Tuesday (a seven-day period) will be posted on the following Wednesday, Thursday, or Friday. Operators who are off sick and whose runs are awarded as hold-downs will be required to pick up their run at their home locations after notifying the Company 24 hours or more in advance of their next sign-on time. Regular operators whose runs have not been awarded as hold-downs will be required to pick up their-runs at their home location after notifying the Company six hours or more in advance of the next sign-on time. If a hold-down is posted and not bid, it will be assigned to the junior operator on that board, or may at the Company’s discretion, be worked off the extraboard.

     Successful bidders of a hold-down will take the first outbound trip at the home location with a sign-on time nine hours or more after the hold-down is awarded, provided they are available and have sufficient rest. These operators will be removed from the board nine hours before the time required to report for the assignment. Successful bidders out on an assignment at the time they should have been removed from the board must complete their assignment and pick up the hold-down at their home location, after they have secured their rest. Earnings guarantee will not apply.

     Operators called for an extraboard assignment and instructed to report 12 hours or less before the time required to report for the hold-down assignment may, at the time of the call, decline the report for an assignment if sufficient operators are available. Operators who decline such assignments will be removed from the board and placed on the hold-down at that time. If sufficient operators are not available, the assignment must be accepted. If unable to pull the first trip of the hold-down, operators will be paid the greater of the first day of the hold-down or the work performed. Operators on hold-downs, vacation or leave of absence bidding a new hold-down must be available to perform the hold-down’s first trip. Hold-downs will be awarded only to active operators. To be considered active, operators must be on the extraboard available for call, on assignment, or on their time off at the time the hold-down is awarded.

     Operators working hold-downs of driver instructors who temporarily return to their regular runs from instructor duties may elect to return to their hold-downs provided the driver instructors work five days or less (regular assigned work days) on their regular run before returning to instructor duties. Hold-down operators must be informed of the date they can return to the hold-down and must elect at the time they are notified, whether or not they wish to return to the hold-down. Hold-down operators electing to resume the hold-down will be placed onto the extra board without hold-down bidding rights during the time the driver instructors are working their regular run.

     All hold-downs bids must be signed in ink. Once the hold-down is signed, it may not be altered in any manner. Completed hold-down posting sheets will be maintained by the Company for 60 days. Operators bidding a hold-down will not have a claim to any guarantee for wages lost as a result of their bid.

(e)	Material Change The following are considered material changes:

1.	Change of location of assignments.

2.	Change of run destination (excluding garage and/or terminal changes within the same city).

3.	Change of more than an aggregate of one-hour sign-on or sign-off time in the assignment at the operator’s home location in a three-month period.

4.	Change of more than one-hour sign-on or sign-off time in the assignment at the operator’s home location.

5.	Change of days off.

6.	Change of assignment resulting in a decrease of $160.00 or more per month in earnings.

When the working conditions of regular runs are materially changed, operators have the following options:

1.	Remain on their run.

2.	Displace their home extraboard.

3.	Displace any junior regular operator at their home location.

Runs vacated under this provision will be handled under the Hold-downs and Vacancies provision.

(f) Regular Runs and Extraboard Selection The Company will conduct a minimum of four nationwide general bids for all regular runs and extraboard positions to be effective in January, March or April, June, and August or September. All operators who have worked during the current bid period and prior to the new bid closing are eligible to bid. Eligible operators who fail to bid forfeit rights to displace except to the extraboard at the operator’s home location; such operators may fill any open positions or displace a junior operator on that extraboard. Runs will be awarded on a seniority basis.

Operators bidding regular runs and hold-downs must qualify themselves to work the bid job. Qualified includes, but is not limited to, proper licenses and knowledge of the route bid.

In recognition of a business need for all operators to be available during the busy summer season, the following applies to the June and August/September general bids:

•	Operators changing locations with the March/April or June general bid must assume their new assignment effective on the first day of the bid. Operators with legitimate reasons for an extension on their arrival date must secure an authorized leave of absence from a Company supervisor at the new location. Operators who do not change locations must pull the first cycle of their new run unless it would cause a loss of earnings between the pay for the old and new assignment.

•	Operators changing locations with the January or August/September general bid must work through the final work day prior to the effective date of the August/September bid. Operators who do not change locations must work the last complete cycle of the June run bid unless it would cause a loss of earnings between the pay for the old and new assignment.

     Whenever there are permanent vacancies, as the result of regular operators vacating their runs for any reason, or the addition of new runs in an aggregate of ten percent of the current number of runs during any 45-day period between general bids at a location, a full location bid will be conducted at the affected location. There must be 30 calendar days remaining until the effective date of the next general bid, at the time the 10 percent threshold is reached. There will not be more than one full location bid at any location in a 30-day period regardless of the number of vacancies. Operators who change cycles due to a run bid change are not entitled to lost wages or overtime. Operators returning to work from authorized leave or reinstated will be assigned in the following manner:

•	Operators with a prior assignment within the current run bid must return to their prior job.

•	Operators who have not held a job in the current or upcoming bid may displace any junior operator or open position at their home location.

•	Operators eligible to bid who failed to do so may only bump the extraboard or any open position at their home location.

     Operators on a qualifying FMLA, Military, or Workers’ Compensation Leave during any open regular run selection period who do not bid, will be allowed to displace any junior operator at any location. Operators displaced as a result of this displacement will be allowed to displace any junior operator at their home location regardless of time to the next bid.

     Extraboard positions are bid by seniority. Operators who do not receive their bid choice on a general bid will be assigned to a vacancy nearest their present location. If no vacancies exist, they will be furloughed immediately. Operators furloughed or who are assigned to a location (which they did not bid) will be allowed to return to their previous home location (last bid location) when positions become available, in seniority order.

ARTICLE O-2. EXTRABOARDS —The Company reserves the right to establish, maintain, alter, alleviate, or change extraboards at locations where the necessity of the service requires. Seniority choice will determine the operators who are assigned to the extraboards. The extraboard to which a new operator is assigned will be designated by the operator’s seniority bid. Seasonal operators will rotate on the extraboard and will be eligible to bid on designated runs and hold-downs only. Part-time operators will rotate on a separate extraboard and will not rotate on the full-time extraboard. The order of assignment for extraboard work is full-time/seasonal extraboard operators, regular operators who have declared a willingness to work extra, part-time operators, regular operators required to work extra, and rentals. Regular operators who have declared a willingness to work extra and regular operators required to work extra include pre-assigned regular operators.

     Full-time extraboard operators who are available for service 12 days in a payroll period will receive a biweekly guarantee of $375.00. Available for service means that an operator must be promptly accessible by telephone or be present at the garage or terminal if directed by the Company. Holiday pay is in addition to the biweekly guarantee.

     When an extra operator transfers from one board to another after learning two routes of the board to which the operator transfers, the operator will be placed on the extraboard for work. Extra operators must qualify for all runs serviced by their extraboard within 30 days from the date assigned. An extra operator who fails to become qualified within such period will be removed from the board and must learn all routes.

     Extraboard operators entitled to an assignment over a route they have not learned may be removed from the board and required to ride the trip and learn the route. This provision will not apply to an operator at any away-from-home location.

     If business plans indicate a potential operator or equipment shortage, the Company may assign a regular operator, part-time operator, or rental bus ahead of available extraboard operators. This will permit the Company to assign regular operators to assignments that will allow them to work and return home to be available to pull their next scheduled run. It will also permit the Company to assign rentals or part-timers to assignments that will allow them to work and return home before their available period ends. The first-up extraboard operator missing an assignment under this provision is entitled to a claim under the runaround provision.

(a) Extraboard Run Assignments Extraboard operators assigned to a regular run will be paid for protection up to the sign-on time of the run. Extraboard operators assigned to an extra section, a charter, a deadhead, or to DHOC will be paid for protection from report time according to instructions up to the actual time of departure. Protection will be paid at the protection rate. Extraboard operators placed on protection who are released without receiving an assignment will be guaranteed a minimum of two hours pay at the protection rate.

     Runs will be assigned at the specified assignment time in the Run Guide or 30 minutes prior to departure time. Doubles, deadheads, and DHOC will be assigned at least 15 minutes prior to scheduled departure time, if known, or when they develop. When simultaneous assignments occur, the first-up operator will make his choice on available work, the second-up operator will make his choice of the remaining available work, and so on. If, after making a choice, the run or work the operator selected is canceled, he will remain first-up for the next known assignment after the other simultaneous assignments occur, without a bump.

     Extraboard operators assigned to straight-away runs (a run that requires operators to secure their rest before returning to their home terminal) will be assigned the entire run. However, upon arrival at the away-from-home location where an extraboard is established, operators may elect to vacate the run and be placed on the extra board by notifying Operations Support Center at the time they sign in at the layover location. Operators will then fall under all provisions of the First-In, First-Out language except that the Layover and Meal Allowance provisions will not apply. This does not apply to extraboard operators assigned to a turn-around run (a run in which the operator is not required to secure his rest before returning home).

     Open regular runs will be assigned to the first-up extraboard operator from the location where the run originates. If no extraboard operators from the location where the run originates are available, the run will then be assigned board-to-board under normal first in, first-out rules.

     When operators deadheading buses are required to secure their rest at or near an extraboard location, they will be relieved according to the provisions of First-In, First-Out language.

(b) First-ln, First-Out Extraboard assignments will be made on the basis of first-in, first-out.

Operators returning to their home location, who have secured their rest at an away location, and who still have available driving time within their 10 hours, may be first-up for assignment. The Company, at its option, may release such operators and place them on the bottom of the board or on protection within two hours after arrival. Four hours after being placed on protection, operators who have not received an assignment will be placed on the bottom of the extraboard. If an assignment is received, the assignment must be round trip or operators will be returned home immediately upon completion of a one-way assignment, either DHOC or other available work. No runarounds will apply when returning operators to their home location under this provision.

     Operators returning to their home extraboard within eight hours of the original report at their home extraboard who still have available driving time may be first-up for an assignment if they have sufficient hours to complete the assignment. At the Company’s option, operators may be placed on the bottom of the board or placed on protection within two hours after arrival. If placed on protection, an operator who has not received an assignment within eight hours of his original report will be released and placed on the bottom of the extraboard.

     Extraboard operators at an away-from-home location without an assignment, and not on temporary transfer, will be worked first-in, first-out to or towards their home terminal except in the following two circumstances:

•	When the extraboard is depleted, in which case operators may be used on any assignment in any direction.

•	An extraboard operator put to bed at an away-from-home location will not be called to work after two hours following his release from duty until he has secured his nine-hour rest, unless the extraboard is depleted. The runaround provision (Article O-2 § b) will not apply to the extraboard operator securing his rest from the end of the second hour through the ninth hour.

     Operators will be first-out for assignments going directly to their home terminal ahead of drivers going toward their home terminal. However, all operators based in locations beyond the maximum driving distance will be considered as home terminal operators of the location at the maximum driving distance. An assignment that takes operators to a location closer to their home location in terms of distance or time will be considered “toward.” When the extraboard is depleted, operators may be used on any assignment in any direction.

     Upon completion of an assignment, an extraboard operator will be placed on the extraboard at the scheduled arrival time of the assignment unless the operator is more than 60 minutes late. Extraboard operators arriving more than 60 minutes late will be placed on the extraboard at their actual arrival time. For multiple-section SOBOs and charters, the first operator arriving and signing in at the completion of the assignment will set the extraboard placement/schedule time which sets the 60-minute window. Operators on deadheads will have their extraboard placement time set by the scheduled deadhead driving time. Extraboard operators on multiple-section charters, SOBO’s, schedules, deadheads or DHOC assignments that arrive within 60 minutes of the set arrival time of the multiple-section assignments will be placed on the extraboard in the order assigned at the point of origin.

     When two or more operators arrive at their home board at the same time, they will be placed on the bottom of the extraboard or remain first-up in the following order:

1	The order of the previous report for assignment.

2.	The operator who had the first report time on that day.

3.	If the report times were the same, the operator returning from the most distant location.

4.	If the report times were the same and traveling the same distance, the order they left their home location.

     Extra operators who, through no fault of their own, are runaround will receive runaround compensation for this occurrence. In no instance will runarounds apply to regular operators including regular operators working on the extraboard. Extra operators will ascertain that they are on the extraboard and in the correct position and immediately notify their supervisor when they have been placed in the wrong position on the board or left off the board. Regardless of circumstances, an operator will not be considered as having been runaround more than once in any 24-hour period.

     Runarounds will be paid at the fixed rate of $50.00 per occurrence per approved runaround. If an operator is runaround and does not work within the next 12 hours, the operator will be entitled to a fall runaround payment for the assignment missed, and will not receive the $50.00 penalty. Only the first-up operator at the time of occurrence will be entitled to a runaround payment.

(c) Overtime for Extraboard Operators Overtime will be paid at the rate of time and one half for all paid hours worked (does not include benefit compensation) over 50 hours in a seven-day period and at double time rate for all paid hours worked over 70 hours in a seven-day period. The overtime periods begin 12:01 a.m. Monday and end 11:59 p.m. Sunday.

     Hours worked on charters of 36 hours or more or hold-downs of seven days or more will be excluded when calculating overtime under this article.

(d) Reporting Time Extraboard operators will protect all runs and schedules. Extraboard operators are responsible for keeping themselves advised of their status on the extraboard and all operators must provide themselves with telephone service. To be considered available for service, extra operators must have sufficient rest and must be able to reach the garage or terminal within two hours at their home location and one-hour at an away location, unless otherwise extended. The Company will cooperate and upon request furnish information as to extraboard standing and the probable call times. Operators are responsible for all messages transmitted through or to other parties.

     First-up extraboard operators who are unavailable and cannot be notified by the Company to receive instructions to report to work will be removed from the extraboard for 12 hours, Extraboard removal is not considered discipline. Operators with an assigned report time who report late may be assigned work; may be placed at the bottom of the extraboard, if an extra operator; or returned home until the next assignment, if a regular operator.

     Extra operators booking off sick or fatigued will be removed from the extraboard for a minimum of 24 hours and placed on the bottom of the board when they are physically able to call in and perform work. If the extraboard is depleted, operators may be placed on the extraboard before the end of the 24 hours. Operators will not be permitted to drop to the bottom of the board. All book-offs must be in 12-hour increments.

(e) Temporary Transfer Assignment Method A voluntary temporary transfer list will be established at each extraboard point for the purpose of assigning temporary transfers. Extraboard operators may sign this list at any time after becoming a member of the extraboard at such location. Assignments from the voluntary list will be made according to the operator’s position on the regular extraboard on a first-in, first-out basis. Extraboard operators who have signed the temporary transfer list and refuse an assignment will be removed from the voluntary transfer list and will not be eligible to sign up on the list again for a period of 30 calendar days. In the event no operators sign the list, or if the list is depleted, transfers will be assigned to the junior operator currently on the board at the time of the assignment. All assignments will be made nine hours before the operators are scheduled to leave their home terminal.

     Temporary transfer operators moving from one extraboard to another are responsible for learning the new routes at the new extraboard location. The Company may require the temporary transfer operators to pad on schedules to learn the route. Temporary transfer operators will be paid $12.00 per day while learning routes.

(f) Temporary Transfers - Extraboard Operators The Company has the right on an emergency basis to order extraboard operators onto the extraboard at another location. If the temporary transfer is mandatory, the temporary transfer will not exceed seven days. Voluntary temporary transfers may extend up to 30 days. Temporary transfers must be for a predetermined period of time. Any extension in time must be mutually agreed upon between the Company and the employee. Any extension exceeding 30 days is considered a permanent transfer except that an operator on assignment on the 30th day may complete the assignment and return to his home terminal and will not be considered a permanent transferee. During the transfer period, the temporary transfer operator’s home terminal will not change unless the transfer becomes permanent. If a transfer becomes permanent, the operator will be placed on the extraboard at the new location and will work first-in, first-out from the new location for the entire period without bidding or bumping rights at the new location.

     Temporary transfer operators will be placed on the other location’s extraboard in the same order as they vacated their home boards. The Company has the right to work operators to the temporary transfer location on deadheads or DHOC only. Deadhead buses must go to the temporary transfer location. Other types of assignments may be made only if the board is depleted. Temporary transfer operators must be sent home immediately at the end of the predetermined time period or, if on assignment, immediately upon the completion of the assignment. The Company may return the operators to their home location prior to the expiration of the predetermined time.

     The Company may work the temporary transfer operator home after arrival at the temporary transfer location, if the driver plugs the foreign extraboard at the temporary location behind drivers from his home location, and works under the First-in, First-Out provisions of the contract. The operator may be cushioned home immediately ahead of other operators on the extraboard.

     The Company will provide temporary transfer operators a room and will pay operators a meal allowance as outlined under the Meal Allowance provision for the first 30 days. The meal allowance period commences when temporary transfer operators leave their home terminal and continues until they return to their home terminal or the transfer becomes permanent.

(g) Layover Upon being released from an assignment at an away-from-home location, an extraboard operator becomes eligible for meal allowance 16 hours after securing eight hours rest. Meal allowances will be calculated under the Meal Allowance provision.

     An extraboard operator held away from home without work will receive a layover penalty of $5.00 per hour or fraction thereof for each hour after the 16th hour for the next eight consecutive hours. After the first 24 hours, the operator will be paid $5,00 per hour in eight-hour cycles—eight hours off, eight hours paid, eight hours off, and so forth until he reports for an assignment/protection. This does not apply to temporary transfer operators.

     Operators held away from home without work for more than 24 hours may request an assignment to or towards their home terminal. If this request is denied, and the operator has not worked after another 12 hours, he may again request to be assigned on the first schedule to or towards his home terminal after the 36th hour. The second request must be granted immediately.

     The layover penalty and meal allowance will not apply to extraboard operators on regular run assignments or hold-downs.

(h) Days Off-for Extraboard Operators An extraboard operator may request time off in half-day increments: one-half day (12 hours) off, one day (24 hours) off, one and one-half days (36 hours) off, two days (48 hours) off and so forth. The Company will grant time off, as requested, manpower permitting.

ARTICLE O-3. CHARTERS

(a) Charter List There will be a charter list for all charters at each location. All extraboard operators are eligible to place themselves on the charter list at any time. Operators must choose one of three options to establish their status on the list. They may place themselves on the list to operate charters of 36 hours or more, charters of less than 36 hours, or both. Once on the list, operators may make one status change every 30 days. Any operator on the list who refuses a charter of 36 hours or more will be removed from the option to operate any charter of 36 hours or more for a period of 30 days.

(b) Notice of Assignment Charters of less than 36 hours will be assigned to the first-up operator on the extraboard that is on the charter list with a designation that includes less than 36-hour charters. These charters will be assigned, when possible, at least 30 minutes in advance.

     Charters of 36 hours or more will be assigned to the first-up operator on the extraboard on the charter list with a designation that includes charters of 36 hours or more. When possible, charters of 36 hours or more will be assigned nine hours in advance. If a nine-hour call is not possible, the assigned operator must elect at assignment time to either accept the entire charter or be relieved at the next extraboard location where there is available manpower.

     If no operators are available on the charter list for any charter assignment as described above, the charter will be-assigned to the first-up extraboard operator with sufficient hours to operate the charter.

     All charters will be operated by operators from the nearest extraboard, unless a specific operator is requested by the customer or chartering party in writing or by email. If an operator is requested for a charter, that operator will be given the option to perform the charter, unless the charter is denied or the operator is unavailable.

     Upon request by a vice president/assistant business agent, the Company will provide a copy of the correspondence pertaining to the request of specific operator(s) on a charter to that vice president/assistant business agent the next business day.

(c) Charter Pay All charters will be paid at a single charter rate. Pay begins at the time an operator reports for an assignment. Pay continues until the bus is dropped at the conclusion of the assignment or at the start of the period when the operator is released to obtain rest at a room provided by the Company or charter party. Pay will commence again when the operator is required to report back on duty.

     If a charter of less than 36 hours requires an operator to secure rest (nine hours or more), away from his home location, the operator will be paid a minimum of eight hours of pay at the charter rate. On charters of 36 hours or more, operators will receive a guarantee of eight hours at the charter rate in each complete 24-hour period. The 24-hour period commences at the time of assignment of the charter. If such charter is canceled through no fault of the operator, after the operator reaches the pick-up point, the operator will be paid a minimum of eight hours at the charter rate and placed on the bottom of the board.

     Meal allowance will only be paid on charters of 36 hours or more as provided in the Meal Allowance section.

     If regular operators are assigned a charter they will be guaranteed an amount equal to their regular earnings for the duration of the charter, unless requested; in which case, there is no guarantee.

     Operators accepting request charters from a city other than their home location must position themselves at no cost to the Company.

(d) Charter Sales Incentive The Company will pay a six percent commission to operators and mechanics who sell charters without the assistance of a travel agency, provided they are accepted by the Company. The commission will be paid after the charter is paid for and operates. The Company reserves the right to operate or reject any charter and charters operated will be limited during peak periods. It is also understood only one commission will be paid for a charter and no commission will be paid on discounted charters.

ARTICLE O-4. GARAGE PAY — At all locations where the garage is separate and apart from the terminal, a garage allowance will be paid to the operator driving to or from the garage at the protection rate with no duplication of pay.

ARTICLE O-5. REST — Extraboard and regular operators working extra who are required to secure their rest must have nine hours off between sign-off time and the time of a call to report. However, operators may be assigned to the second half of a regular straight-away run if they completed the first portion of the same run, subject to DOT limitations.

     Unless extended, the standard call to report for duty will be two hours at a home terminal dispatch point and one hour at away-from-home terminal dispatch points. Call times will be consistent within each location, based on commute times, traffic patterns, etc., and may be changed from time to time by mutual agreement between the Company and the Union.

     Extra operators who do not have sufficient DOT hours of service remaining will revert toward the bottom of the board, one plug at a time, until they have secured sufficient hours to resume service.

ARTICLE O-6. LATE ARRIVAL AND CANCELLATION.

(a) Cancellation When the Company cancels service for any reason, regular operators who have reported will be paid that day’s work or be placed on the extraboard, and if used, guaranteed the same amount as if they had worked their regular run on that day. The operators placed on the extraboard may be passed over for assignments that would make them miss their next run. If released, these operators will not be recalled to work that day.

     If service is canceled, the Company will attempt to notify regular operators of the cancellation as soon as possible. Notice must be given to the operators at their home location at least two hours prior to sign-on time or at least one hour at an away-from-home location. Notification will be attempted first by telephone. If the operators can not be contacted by telephone, a VRU message will be left. Operators so notified-will not be entitled to any pay for canceled service.

     When regular operators arrive at a point other than their normal away-from-home location and are held, they-will fall under Late Arrival provisions unless they receive their rest at that location. The operators will be guaranteed their run pay for that day. Regular operators held at this location receiving their rest will be paid eight hours out of each 24-hour period at the protection rate. The first eight-hour period commences one hour after completing eight hours rest. Reasonable room expenses and meal allowances as defined in the Meal Allowance section will be paid. The Company may use the operators to or towards their home terminal or on any portion of their regular run. In the event no extraboard, regular drivers working extra, or part-tune operators are available at that location, the regular operators may be used for any open assignment.

     Regular operators held at their normal away-from-home location on Company orders due to cancellation of service will be guaranteed eight hours pay at the protection hourly rate in the first 24-hour period commencing at their normal schedule departure tune. During the next 24 hours, regular operators will be guaranteed 12 hours at the protection hourly rate. The third and any subsequent 24-hour period regular operators will be guaranteed 15 hours at the protection hourly rate. Reasonable room expenses and meal allowances as defined in the Meal Allowance section will be paid. The Company may use these operators to or towards their home terminal or on any portion of their regular run. In the event no extra operators are available at that location, these regular operators may be used for any open assignment.

     These provisions do not apply to charters.

(b) Late Arrival Operators delayed on any schedule, through no fault of then- own, who arrive at a terminal too late to operate the next portion of their run, are guaranteed compensation no less than they would have earned. The Company reserves the right to position operators without additional compensation so they can perform as much of their regular work as possible.

     Operators delayed on any schedule, through no fault of their own, will be paid the driving rate for any time in excess of 45 minutes of the scheduled arrival time. However, late arrival pay will not be due on any subsequent schedules when created by any previous late arrival on an operator’s run. Late arrival pay is not due if operators are notified of a revised report time two hours prior to scheduled report time at their home terminal or one hour prior to report time at layover. A layover point means a location at which operators are required to secure their rest. Extraboard drivers paid protection until departure will not receive late arrival pay unless more than 45 minutes is lost en route.

ARTICLE O-7. MANNING OF OPERATOR WORK — All motor coaches operated by the Company under its certificates and permits, except wrecking equipment, maintenance service, and delivering equipment to and from garages, will be driven by operators holding seniority at the point of origin for the operation if such operators are available.

     This article does not apply to equipment or operators leased or chartered during peak periods or during emergencies, or to runs using equipment of 35 feet or less.

     It is understood that wrecking equipment does not include any equipment except that used in repairing and towing. It is understood that maintenance service as used in this article means those cases where the garage dispatches a bus driven by a maintenance employee for the purpose of replacing another bus which is broken down and those cases where a maintenance employee takes a bus out for testing purposes. Nothing in this Agreement limits the right of the Company, subject to DOT limitations, to determine the daily time and distance to be driven by an operator without regard to any formal or informal geographic division of the Company or the Union. The Company will notify the Union of major changes and the parties will meet promptly to confer, upon request, but in no event is the Company precluded from making such changes after giving the Union 14 days notice if the Company was available to meet and confer during that period.

ARTICLE O-8. MEAL ALLOWANCE — Meal allowance will be paid in each 24-hour period when specified in this Agreement as follows:

6 - 7 hours	$4.00
8 - 15 hours	$12.00
16 - 24 hours	$20.00

     There are no exceptions to the above regardless of location.

ARTICLE O-9. BOOKING OFF — Regular operators voluntarily booking off will be required to pick up their runs at their home locations after notifying the Company six,or more hours in advance of the next sign on time.

ARTICLE O-10. OPERATOR’S COMPARTMENT — The Company will meet and confer with the Union prior to designing new driver’s compartments or making changes in the design of existing driver compartments, including the driver’s seat.

ARTICLE O-11. OPERATOR’S EQUIPMENT — Certain equipment necessary in the conduct of an operator’s work, including badge, punch, rule book, and working flashlight will be furnished by the Company. Operators must sign a receipt for all equipment furnished by the Company. Operators must safeguard such equipment, and if any is lost or damaged beyond use, operators must make immediate application for replacement, at their expense, unless such damage is the result of unusual circumstances during the performance of their duties. Operators must turn in all equipment to the Company upon termination of service or demand.

ARTICLE O-12. REPORTING TO COMPANY — Operators will not be instructed to report by the Company on their days off, after leaving their assignment or more than 20 minutes prior to the normal report time except in cases of a serious nature or to complete an accident report. Operators may be required to report for training on their days off and they will be compensated at one and one-half times the protection rate for actual training hours. The Company will endeavor to post upcoming training dates at the earliest opportunity.

ARTICLE O-13. SPEEDOMETERS — In cases of speeding charges, if requested, the bus speedometer will be checked when the bus is next at a garage with speedometer test equipment. Operators must make their request during the day of the alleged speed charge to the Maintenance Response Desk and in writing to their own supervisor when they return to then’ home location. Copies of the speedometer check will be furnished to an operator within 15 days of an operator request to the Company or the operator’s record will not be charged. If the degree of error in the speedometer equals or exceeds the clocked miles per hour in excess of the speed limit, the operator’s record will not be charged.

ARTICLE O-14. UNIFORM ALLOWANCE — Newly hired full-time operators are required to purchase their initial set of Company specified uniforms.

     The Company will award full-time operators who work 1, 200 hours in a calendar year a uniform allowance of $100 on January 1 of the following calendar year. Unused amounts of credit may be carried over from year to year. Any allowance amount that remains unused upon termination of employment is forfeited. Lost, stained, soiled or damaged uniforms are to be replaced at the operator’s expense. The Company will reimburse operators for cleaning and repair of their uniforms when soiled or damaged as a result of unusual circumstances during the performance of their duties. Operators must submit a cleaning bill indicating it is for the cleaning of Greyhound uniforms.

ARTICLE O-15. READY LINE — Buses will be placed on a ready line so operators are able to pick a bus up without danger to the operator’s safety record.

ARTICLE O-16. REGULAR LAYOVER ROOM — The Company will provide and arrange for suitable rooms for out-of-town operators at regular layover points. The cost of such rooms will be paid by the Company.

ARTICLE O-17. REGULAR OPERATORS WORKING EXTRA — All protection will be performed by extra operators and regular operators placed on the extraboard under other provisions of this Agreement except when there are no extra operators available, qualified regular operators may be used. Regular operators so used may not be bumped from such an assignment. Regular operators used under this provision who are assigned an open straight-away run may be given priority over the extra operators at the foreign board for an assignment back to their home location or cushioned home.

     Regular operators working on their relief days will be paid time and one half their applicable rate of pay.

     Regular operators at a terminal other than their home location will be assigned on a first-in, first-out basis among other regular operators working on their relief days.

     The Company will establish a superboard for regular operators who wish to work on their days off. Sign up will be date specific. Superboard operators may be used only when the regular extra board is exhausted or under the provisions of Article O-2. Superboard operators will be used prior to requiring junior regular operators to do the work.

     All operators who place their name on the superboard seven or more days in advance of the day(s) they are available, will be assigned in seniority order. Pre-assignments will not be made more than five days in advance of an assignment. Pre-assignments will be made by calling operators in seniority order and allowing them a choice of available assignment options. However, operators may be passed on any assignment that would cause them to miss their next assignment on their regular run.

     Regular operators who do not have proper rest or DOT hours to pull their regular run, as a result of working extra or on their day(s) off, are guaranteed regular earnings for one day and it is their responsibility to position themselves to pick up their regular run for subsequent days. Operators must notify the Company of their desire to pick up their run at an away-from-home location far enough in advance to allow for proper assignments to extraboard operators.

ARTICLE O-18. SCHEDULE CHANGES — The Company will notify the Union whenever schedule changes are made. Upon request, the Company will then meet and confer with the Union regarding changed running times.

MECHANICS

ARTICLE M-1. CHANGE OF SCHEDULE NOTICE — The scheduled hours of employees will not be changed without at least 24 hours prior notice. This will not be used to circumvent the use of overtime.

     The Company will keep posted in a conspicuous place the various work schedules of each garage. Such schedules will show the hour work begins, the period of relief for lunch, the quitting time and the days of work per week. Said lunch period will not commence before the beginning of the fourth hour and will be completed by the beginning of the sixth hour, from the beginning of the shift. If an employee’s shift schedule is changed more than one hour, except for training purposes, the employee may exercise his bumping rights to displace a junior employee or remain on the shift.

ARTICLE M-2. COMMERCIAL DRIVERS’ LICENSE — All mechanics are required to have a commercial driver’s license as a condition of employment with the following exceptions:

•	At locations with 15 or more employees, mechanics who are not able to obtain a commercial driver’s license or lose their commercial driver’s license for any reason, will be allowed to continue to work; however, the Company may assign them to a specific shift where a commercial driver’s license is not necessary.

•	At locations with less than 15 employees, mechanics who lose their commercial driver’s license for any reason will be given an unpaid leave of absence not to exceed one year.

ARTICLE M-3. COVERALLS — The Company will provide four sets of coveralls or four sets of pants and shirts for maintenance employees each year. Where coveralls are rented, the Company will pay 70 percent of the rental cost.

ARTICLE M-4. COMPANY TOOLS AND EQUIPMENT — Company owned tools and equipment will be issued from the stockroom or tool room on a custody receipt and must returned to the stockroom or tool room. In the event the Company owned tools or equipment are lost, the employees to whom the equipment was last issued will be responsible and will be charged for the loss of the lost article. Forms will be maintained at each garage location for the purpose of the mechanics reporting missing or broken company tools and equipment.

     Each maintenance employee will provide, at the employee’s own expense, the hand tools necessary to enable the employee to properly perform the mechanical duties of the employee’s classification. A working flashlight and rubber gloves will be furnished to those employees whose work requires such equipment. Employees will be required to turn in new or worn out flashlights, and rubber gloves to the stockroom and/or tool room before securing replacements. When leaving the employ of the Company, equipment will be returned or paid for, reasonable wear and tear expected.

     The Company will cooperate with the Union in investigating and attempting to correct and improve security measures for safeguarding maintenance employees’ tools at locations brought to the attention of the Company. Surveillance cameras will be installed in the employees’ tool storage area at major garages.

ARTICLE M-5. FOUL WEATHER GEAR — The Company will furnish all maintenance employees, when exposed to foul weather, proper foul weather gear, which will consist of rain suits and individual boots where the shoeless type is used.

ARTICLE M-6. GENERAL BIDS — Each year every garage will have least two general bids within each work classification. Job bid sheets on general bids will be posted at least seven days prior to the start of bidding.

     In the event of a reduction in force or closure at a garage, laid-off maintenance employees will have preferential transfer rights, to existing vacancies without a bump, into any ATU Local 1700-represented garage. Transferred maintenance employees will carry their seniority with them as provided in the seniority section of this Agreement.

     This preferential transfer right will terminate 60 days after notice of layoff. A maintenance employee exercising transfer rights under this provision will have recall rights to his original garage.

ARTICLE M-7. HEAVY WORK — The Company agrees it will not create an unnecessary burden upon any employee that would be injurious to the employee’s health by requiring the employee to do heavy work alone, such as heavy work on springs, transmissions, reline, repacks, batteries, etc. Heavy work will be distributed as equally as possible.

     Employees will be required to use safety equipment while working under coaches, such equipment to be made available by the Company.

ARTICLE M-8. LACK OF WORK — In the event there is a lack of work which necessitates either the reduction of hours or the furloughing of employees, or both, the Company agrees to confer with the Union before determining which method will be used.

ARTICLE M-9. MANNING OF WORK — It will be the Company’s policy to have maintenance work historically performed in its garages on Company operated vehicles continue to be performed in its garages. Nothing in this Agreement will be construed or interpreted to prevent the Company from taking its buses to non-Company facilities for washing, cleaning, dumping, and fueling where the Company elects not to have facilities in operation for those services or in peak periods or emergencies, and nothing in this Agreement will be construed or interpreted to prevent the Company from having maintenance work on road failures and running repairs performed at non-Company facilities if those facilities are closer to the location of the vehicle needing repair than the nearest Company maintenance facility.

ARTICLE M-10. MOVING EXPENSE — In the event that employees are moved by the Company from one garage to another garage on account of work being moved to that particular garage, financial assistance will be allowed to married employees in the amount of $300 and to unmarried employees in the amount of $150, such amount to be payable at the time the employee reports for work at the new location. In addition, the employee so moved will be allowed up to five working days (40 hours) with no loss of earnings in effecting their relocation. Such employee will report to work at the new location upon completion of the five days referred to above:

ARTICLE M-11. OVERTIME DISTRIBUTION — Overtime will be distributed among employees qualified to do the work of each department without discrimination.

     An overtime board in each department at each location will be maintained and posted on a monthly basis. When an employee accepts or declines overtime, it will be recorded on the overtime board. Overtime will be distributed equally utilizing a rotation system. Active employees with the exception of employees on vacation will be on the overtime board and in the overtime rotation.

ARTICLE M-12. OVERTIME PASS UP — Any employee will have the right, if the employee so desires, to pass up the overtime when called upon by the Company to work overtime, provided another qualified employee in that department is available and willing at the time to take the employee’s place.

ARTICLE M-13. POSTING OF VACANCIES AND NEW POSITIONS — When vacancies are to be filled or new positions are created, or when desirable to train an employee for a position, the employees will be notified by bulletin posted for three continuous days so that any employee may apply for the position. Employee applicants will be given the same consideration as other applicants and if qualified to perform the work without training, the senior qualified employee applicant will be preferred over the outside applicant. Employee applicants, if selected, will be subject to the probationary provisions of this Agreement.

     When positions are discontinued, the Union will be given notice in writing. The exercising of displacement privileges must be done within 16 work hours of the date when the position was awarded or vacated.

     An employee who is entitled to a displacement will indicate his choice within 48 hours of notice if displacement is made within the garage affected or within 72 hours if outside of the garage location Notices to the displaced employee and subsequent notice of his displacement will be in writing.

     New employees in a classification may be assigned to any shift on a temporary basis for up to 60 days.

ARTICLE M-14. REST PERIODS — Each employee will be allowed two rest periods of 10 minutes during the employee’s tour of duty and the second will be during the second half of the tour of duty. There will be no abuse of this privilege by the employee.

ARTICLE M-15. ROAD FAILURE — Road failure work will be performed by a Company mechanic if available and qualified. However, the paramount consideration will be speed and efficiency of repair, and outside mechanics may be used if doing so would better accomplish those objectives. For the purpose of this Agreement, a road failure will be defined as any time a bus is delayed due to a mechanical problem on the road. Terminal calls and buses with mechanical problems in close proximity to the terminal and garages will be handled in the most expeditious manner.

     Off-duty mechanics will not be called in to do road work if there are qualified mechanics on duty at the garage. If necessary to call in an off-duty mechanic, the mechanic on duty will have the preference of taking such road call if qualified.

     Employees returning from road call work will be allowed 10 hours off duty between clock-out time from the road call to clock-in time on their next regular shift at no loss in straight time earnings.

     Mechanical road failure work on buses when the Company uses the Company mechanics will be handled as follows:

1.	It will be the policy of the Company not to deprive a mechanic on the road call board of such work:

a.	For the express purpose of avoiding the payment of overtime where such eligible mechanic has not been working six hours of his shift. At locations where arrangements provide for an eligible mechanic to be used who has worked for a period greater than six hours of his work shift, such arrangement will be continued.

b.	For the express purpose of favoring some particular mechanic to the detriment of the eligible mechanic.

2.	Reasonable expenses for meals and lodging will be paid by the Company. Necessary expense money will be advanced by the Company upon request of the employee before leaving for road failure work.

3.	Employees used in road call work will not be relieved from such work in order to prevent the accumulation of overtime when continuous duty would complete the same. However, they may be relieved for proper rest. Employees will not be paid for time relieved for rest.

4.	All reports made regarding the cause of road failure will be substantiated by facts and, on request, such-reports will be made available to the Union. Maintenance supervisors may include their opinion in such reports.

5.	Road call boards will be established in each garage. Qualified employees who desire to perform road call work should advise their Supervisor who will place their names on such boards and they will be called when it becomes necessary to call employees not on duty.

6.	The Company may have towing performed by outside towing companies.

7.	The Company will provide mechanics on road calls with cell phones.

ARTICLE M-16. WORK ENVIRONMENT — Suitable sanitary conditions will be provided in all garages of the Company for the use of employees. An assembly room will be provided by the Company at all garages and sufficient lockers will be available for the accommodation of the employees. Wash basins with soap and paper towels will also be provided.

Mechanics are allowed to wear neatly trimmed beards. Facial hair growth of an extreme style is not permitted. Radios are permitted in work areas. Headphones are not allowed. Volume must be maintained at a level not offensive to other employees. Radios cannot be played in public areas or where customers or non-maintenance employees can hear them.

ARTICLE M-17. SHIFT TRADING — Mechanics will be allowed to trade shifts under the following terms and conditions:

•	There will be no overtime involved.

•	The request will be made at least 48 hours in advance.

•	The request will be in writing and signed by both parties involved in the requested trade.

•	The trade will be approved by a supervisor.

•	The trade will involve no more than two consecutive days.

     This accommodation will not be abused by the employees. The Company will attempt to approve such requests.

ARTICLE M-18. SPRAY PAINTING — No employees other than painters and painters’ helpers will be required to work in close proximity to equipment on which spray painting is being done. The Company agrees that diesel motors will not run excessively in the garage. Garages will be equipped with sufficient ventilating equipment so that exhaust fumes will be speedily exhausted. Mechanics required to spray paint will be provided necessary protective equipment and professional spray guns. If any problems arise with this process, the Union and Company will meet to resolve.

ARTICLE M-19. TEMPORARY ASSIGNMENTS — Employees temporarily assigned to classifications paying a higher rate than their own, upon performing such new duties, will immediately receive the rate in such classification that is higher than the rate being paid such employee in the classification the employee is leaving.

ARTICLE M-20. TEMPORARY TRANSFER — Employees may be transferred from one Company garage to another for a temporary period not to exceed 30 days during which time an employee so transferred would retain and accumulate seniority in the garage from which the employee was transferred. The Company agrees that, in the event it requires employees to transfer temporarily, it will pay reasonable living expenses during the term of transfer. If the location transferred to has a higher rate, the employee will receive that rate. This does not apply for the purposes of training.

ARTICLE M-21. WORKING FOREMAN — Working foreman will be considered a supervisory position and appointed by the Company. However, the Company agrees it will give every consideration to the senior qualified employees at the location where the vacancy exists, but will not be required to post the working foreman’s position for general bid provided for by this Agreement. Working foremen will remain members of the Union. The employee appointed a working foreman must spend a substantial portion of his time working with the tools to be classified as such.

     Working foremen will not be permitted to bid a unit job or shift. Working foremen will be paid at a rate of 105 percent of the mechanic’s wage in their location.

ARTICLE M-22. WORK WEEK AND OVERTIME — The regular work week will be 40 hours, consisting of either five consecutive eight-hour days or four consecutive 10-hour days. The Company will have the right to determine the percentage between the work schedules at each location after consultation with the Union. Work performed in excess of 40 hours per week or 10 hours in one day will be paid at the rate of time and one-half.

     A mechanic called in on his off day will be paid a guarantee of four hours’ pay at the overtime rate. A building maintenance employee will receive two hours minimum pay at the overtime rate for each call in.

     Vacation hours for an employee returning to work from vacation during the current pay period will be counted as part of the 40 hour work week when computing overtime.

ARTICLE M-23. TRAINING — Training will be provided to all maintenance employees. Training may require employees to travel to other garage locations. If travel is required the Company will provide transportation, lodging and reimburse meal expenses up to $20.00 per day. Employees will be required to successfully complete any course provided by the Company. Additional technical training will not be provided until the employee successfully completes the last course provided.

ARTICLE M-24. MAJOR ACCIDENT REPAIRS — Notwithstanding any provision in this Agreement, the Company reserves the right to outsource the repair of buses involved in major accidents where the Company estimates the repair will require 750 or more hours, not to exceed five buses per year. The decision to outsource such repairs will not adversely affect staffing levels or work schedules and will not be undertaken for the purpose of avoiding overtime at any body shop location. In the event of a furlough in the body shops the Company will not outsource any such repairs.

WAGES

ARTICLE W-1. MARKET WAGES — The Company reserves the right to offer additional compensation at any location in order to maintain an adequate work force.

ARTICLE W-2. INCENTIVE PAY — The Company may offer incentive pay or non-cash incentives at its discretion. Upon request, the parties will promptly meet and confer over such incentive pay.

ARTICLE W-3. PAY PERIODS — All employees will be paid every two weeks except where prohibited by state law.

ARTICLE W-4. OPERATORS — The following rates of pay will apply to all operators working under this Agreement:

OPERATORS WAGES
Top Schedule Rate
January 1, 2004 – February 28, 2006	$19.85
March 1, 2006 – January 31, 2007	20.25

     Schedule pay will be the total trip tune as reflected in the Company’s System Timetable in effect when the trip is made, minus scheduled rest stops of 30 minutes or more. Operators must report for duty at their sign-on time to pre-trip and check their assigned buses, load passengers, and complete other assigned duties. Operators must be ready to depart on schedule and complete post-trip duties. Schedule pay covers pre-trip and post-trip duties, without additional pay. Minimum day pay may be established for specifically identified runs.

The following rates will apply to all operators for work other than schedule driving:

•	Protection at 50 percent of their schedule driving rate.

•	Deadhead at 70 percent of their schedule driving rate.

•	Charters at 68 percent of their schedule driving rate.

•	New York shuttle at 65 percent of their schedule driving rate.

     Operators required by the Company to perform the following duties will be paid according to the following schedule with no duplication of pay:

•	Extra Stop. Additional scheduled time required to make the extra stop at the operator’s driving rate.

•	Cleaning Pay. Thirty minutes at the operator’s protection rate. Operator must sweep and mop the bus. Except in emergencies, operators will not be required to clean their buses at locations where the Company normally has other arrangements for performing this function.

•	Fuel Pay. Fifteen minutes at the operator’s protection rate. Operator must physically fuel the coach. Operators will not be required to physically fuel their buses where prohibited by law.

•	DHOC Pay. When cushioning, the operator will be paid at their protection rate.

Full-time operators hired after March 26, 2004 will be paid according to the following schedule:

Length of Service	Percentage of Schedule Rates
Less than 6 months	80%
More than six months but less than 12 months	82%
More than 12 months but less than 18 months	84%
More than 18 months but less than 24 months	86%
More than 24 months but less than 30 months	88%
More than 30 months but less than 36 months	90%
More than 36 months but less than 42 months	92%
More than 42 months but less than 48 months	94%
More than 48 months but less than 54 months	96%
More than 54 months but less than 60 months	98%
More than 60 months	100%

     The Company reserves the right to modify this wage progression schedule and rates. Notwithstanding this provision, operators hired before March 27, 2004 will continue on the wage progression in effect at the time they were hired.

     Length of service for pay purposes will be determined by full-time continuous years of actual service as an operator with the Company.

     Part-time and seasonal operators will be paid market rates as determined by the Company. The market rate of pay may not exceed the full-time hourly rate for operators.

ARTICLE W-5. OPERATORS PAY CLAIMS — Pay claims must be submitted within 120 days from the date of the paycheck, which should have included payment for the claim. The Company will respond to all claims within 30 days from the date the claim was submitted. The grievance time limits will apply beginning at the time of the Company’s response, or at the end of the 30 days, whichever comes first. The Company’s response is defined as the printed earnings recap provided with the paycheck showing either payment or denial of the claim.

     The Company will have 180 days, from the date of payment, to correct overpayments. However, should state or federal laws extend the period for filing claims, an equal extension will be provided for correcting overpayments.

     The Company will provide a list of those states that allow a longer period for filing of pay claims upon request.

ARTICLE W-6. MAINTENANCE EMPLOYEES — Maintenance employees working under this Agreement will receive area wages as set forth in the following table:

MECHANIC WAGES

Location	3/27/04-2/28/06	3/1/06-1/31/07
Albany	$18.17	$18.53
Atlanta	18.35	18.72
Atlantic City	21.42	21.85
Billings	15.85	16.17
Boston	21.70	22.13
Charlotte	18.35	18.72
Chicago	21.96	22.40
Cleveland	19.28	19.67
Columbus	19.28	19.67
Denver	20.01	20.41
Jackson	17.82	18.18
Jacksonville	16.43	16.76
Las Vegas	18.66	19.03
Louisville	21.46	21.89
Memphis	16.36	16.69
Milwaukee	18.11	18.47
Minneapolis	18.36	18.73
Nashville	18.42	18.79
New Orleans	16.76	17.10
New York	19.81	20.21
Philadelphia	21.42	21.85
Pittsburgh	18.52	18.89
Richmond	18.56	18.93
Salt Lake	18.89	19.27
Seattle	22.13	22.57
Syracuse	15.43	15.74
Washington	19.75	20.15

     The Company and Union agree to establish a wage progression for new employees as defined below. However, the Company reserves the right to hire fully qualified mechanics at the full wage rate.

     For the 90-day probationary period, the wage rate will be 70 percent of the current hourly wage rate; on the 91st day of employment the wage rate will increase to 80 percent of the current hourly wage rate. During the 15th month of employment any employee hired at the reduced entry-level wage rate will be required to take a mechanical skills test. The employee must successfully complete the course to receive 100 percent of the current hourly wage rate. This hourly wage rate will begin the first day of his 19th month of employment. If the employee fails to successfully complete the test in the 15th month he will be tested again in the 18th month. Any employee who fails to successfully complete the test a second time will be re-tested every month thereafter until he successfully completes the course.

DURATION OF AGREEMENT

     This Agreement will be in effect from March 27, 2004, until and including January 31, 2007, and remains in effect from year to year thereafter unless changed or terminated as herein provided.

     Either party desiring to make any changes or modifications in this Agreement to become effective at the end of its initial term or any annual extension, or desiring to terminate the Agreement at its expiration, will notify the other party in writing of its desire to negotiate modifications or to terminate the Agreement at least 60 days prior to the expiration of the initial term or any extension. In the event that any change or modification so requested by either party is not mutually agreed upon prior to the expiration date of the Agreement (or any extension), the Agreement will terminate at such expiration date unless the parties agree to extend it by mutual agreement.

     In Witness whereof, the parties have set their hands by their respective duly authorized representatives, this 27th day of March 2004.

Greyhound Lines, Inc. -s- Stephen E. Gorman Stephen E. Gorman President and CEO

Amalgamated Transit Union National Local 1700 -s- Greg Herbold Greg Herbold President

Exhibit 1 to Article B-4

A.	Employee Monthly Contributions for the Period July 1, 2004 through December 31, 2004:

	Employee	Employee + 1	Family
PPO Plan	$127.79	$242.80	S322.02
Major Medical Plan	$89.45	$169.96	S225.42

B.	Company’s Maximum Monthly Contributions Per Participant for Health Plan Coverage:

Time Period	Maximum Monthly Company Contribution
July 1, 2004 through December 31, 2004	$340.01
Calendar Year 2005	$390.78
Calendar Year 2006	$437.01
Calendar Year 2007	$479.95

C.	Summary of Plan Benefits Commencing July 1, 2004 and Guaranteed Through December 31, 2004:

	PPO		Major Medical
Plan					Opt-Out Cash
Feature	In-Network	Out-of-Network	In-Network	Out-of-Network	Payment
Deductible
Individual	$500	$500	$4,000	$8,000
Family	$1,500	$1,500	$12,000	$24,000
Hospital Copay	NA	NA	NA	NA	$500
Office Visit	$25 co-pay	50%	$30 co-pay	50%	Per Employee
Coinsurance	70%	50%	70%	50%	Per Year
Out-of-Pocket Maximum
Individual	$3,500	$3,500	$8,000	$16,000
Family	$10,500	$10,500	$24,000	$48,000
Lifetime Maximum	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Drugs	$20/$35/$50 Retail		$20/$35/$50 Retail
	$30/$60 Mail Order		$30/$60 Mail order